Exhibit 99.1

Arno Therapeutics Completes $14.9 Million Financing To Advance Lead Clinical Compounds

Flemington, NJ – December 19, 2012 – Arno Therapeutics, Inc. (OTCBB: ARNI), a clinical-stage biopharmaceutical company focused on the development of oncology therapeutics, announced today the sale and issuance of an additional $2.15 million of 8% senior convertible debentures and warrants to purchase 14.3 million shares of common stock. Arno previously announced the initial closing of the private placement on November 27, 2012. With the completion of both closings, Arno has sold and issued convertible debentures in the principal amount of $14.9 million and warrants to purchase a total of 99 million shares of common stock. The terms of the financing are described in the company’s November 27, 2012 press release announcing the sale of the initial $12.7 million of the company’s debentures.

The proceeds from the private placement will support continued development of Arno’s oncology pipeline. Arno is currently conducting clinical and preclinical studies of three drug candidates to treat a variety of cancers.

Maxim Group LLC acted as sole placement agent for institutional investors and insiders of Arno who participated in the financing.

“This financing is an important milestone for us because it marks the completion of a transition that we began approximately two years ago to refocus our company on innovative drugs to treat breast, endometrial and other cancers,” said Arno’s Chairman, Arie S. Belldegrun, M.D. “This effort began with recruiting a world-class management team, acquiring exclusive rights to our lead program, onapristone, revamping our existing development programs and identifying strategic investors who support our vision. As a result, I believe Arno is in a much stronger position to achieve clinical and commercial success.”

Glenn Mattes, Arno’s President and CEO, stated “We greatly appreciate the financial support of our board members, industry leading institutional investors and retail investors, which will allow us to continue our development work with onapristone, AR-42 and AR-12, advance these compounds into later-stage clinical trials and prepare for their eventual commercialization. With continued clinical progress and success, we also look forward to expanding our relationships with key U.S. cancer research centers, which share our interest in developing these promising product candidates.”

Arno’s Chief Medical Officer Alex Zukiwski, M.D., added, “We have made great strides during the past year to strengthen our pipeline and refocus our clinical programs on the most promising indications for our compounds. By acquiring the rights to develop onapristone, a progestin receptor antagonist with potent anti-tumor activity demonstrated in preclinical and clinical studies, we have taken our development program in a very important new direction. I am particularly excited about our efforts to develop a companion diagnostic that may help physicians select patients who are most likely to respond to treatment with onapristone. This represents an important part of our clinical development program for this compound and a promising new avenue of medical research.”

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and were sold pursuant to Regulation D of the Securities Act. The securities may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements. Arno has agreed to file a registration statement covering the resale of the shares issuable upon conversion of the debentures and upon exercise of the warrants sold in the private placement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Arno Therapeutics

Arno Therapeutics is a clinical-stage biopharmaceutical company developing innovative products for the treatment of cancer. Arno has exclusive worldwide rights to develop and market three innovative anti-cancer product candidates with unique mechanisms of action. These compounds are in clinical or preclinical testing as potential best- or first-in-class products to treat hematologic malignancies and solid tumors. For more information about the company, please visit www.arnothera.com.

Forward-Looking Statements: This press release contains forward-looking statements that involve substantial risks and uncertainties. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These forward-looking statements include, without limitation, statements regarding the timing, progress and anticipated results of the clinical development of onapristone, and Arno’s strategy, future operations, outlook, milestones, future financial position, future financial results, plans and objectives. We may not actually achieve these plans, intentions or expectations and Arno cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make. Such factors include, among others, risks that the results of clinical trials will not support our claims or beliefs concerning the effectiveness of onapristone or any of our other product candidates, our ability to finance the development of our product candidates, regulatory risks, and our reliance on third party researchers and other collaborators. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. Arno is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

Contact:	Glenn Mattes
Arno Therapeutics, Inc.
(862) 703-7176
gm@arnothera.com